EXHIBIT 99.1

United-Guardian Announces Year-End Dividend

HAUPPAUGE, N.Y., Nov. 24, 2014 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that its Board of Directors, at its meeting on November 20, 2014, declared a $0.32 per share cash dividend, which will be payable on December 22, 2014 to all stockholders of record on December 8, 2014. This will be the 19th consecutive year that the company has paid a year-end dividend, and brings to $0.80 the total dividends the company has paid to its stockholders this year.

Ken Globus, President of United-Guardian, stated, "Although our sales in the second and third quarters were lower than we had expected when the year began, our sales for October and November have been very strong. We believe that we will finish the year with a strong 4th quarter, resulting in yet another very profitable year for the company. For that reason, it was the opinion of the Board that the payment of this dividend is reasonable and is in the best interests of our stockholders."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900